Exhibit 10.10

November 13, 2015

Hong Liang, Ph.D.

Re:	Employment Terms

Dear Hong:

Kodiak Sciences Inc. (the “Company”) is pleased to offer you the position of Vice President, Discovery Medicine, on the following terms. I would like to communicate our great enthusiasm for having you accept this position.

Duties. In your full-time role as Vice President, Discovery Medicine, you will be responsible for duties as are ordinary, customary and necessary in support of the Company’s Research and Development. You will work at the Company’s Palo Alto, California facility, and report to the Chief Executive Officer of the Company. During your employment with the Company, you will devote your full-time best efforts and business time and attention to the business of the Company. As an exempt salaried employee, you will be expected to be available and working during the Company’s regular business hours, and such additional time as appropriate to manage your responsibilities. The Company reserves the right to reasonably require you to perform your duties at places other than its corporate headquarters from time to time, and to require reasonable business travel, including international travel.

Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company, except that if the terms of this letter conflict, this letter will control. The Company reserves the right to change your position, duties, reporting relationship, and work location, from time to time in its discretion.

Compensation and Benefits. You will earn a salary at the rate of $18,750 per month ($225,000 annualized), less payroll deductions and withholdings (“Base Salary”), payable on the Company’s semi-monthly payroll schedule.

Based on your performance against Corporate, Departmental and Personal Goals, as determined in the discretion of the Kodiak Board of Directors (“Board”), you will be eligible to earn an annual discretionary performance bonus of up to twenty-five percent (25%) of the Base Salary, less applicable payroll deductions and all required withholdings (“Bonus”). No amount of the Bonus is guaranteed, and you must be an employee in good standing on the Bonus payment date in order to earn any Bonus. No partial or prorated Bonus can be earned.

You will be eligible for the standard Company benefits as the Company adopts those. Details about these benefit plans will be available for your review as they are adopted. The Company may modify compensation and benefits from time to time in its discretion.

Retention Bonus. You are eligible to earn a retention bonus in the amount of $35,000, subject to payroll withholding and deduction (“Retention Bonus”). In order to earn the Retention Bonus you must remain actively employed with the Company for one (1) year following your start date. If your employment terminates for any reason before you have completed one (1) year, you will not earn the Retention Bonus or any portion of the Retention Bonus. On the first Company paydate after you report for work, the

2631 Hanover Street Palo Alto CA 94304

Hong Liang

Company will pay you an advance draw on the Retention Bonus amount. You agree to repay the gross amount of the Retention Bonus advance within thirty (30) days after your employment terminates for any reason before the first anniversary of your start date.

Options. Subject to approval by the Board, after you join the Company, the Company shall grant you an option under the Kodiak Sciences Inc. 2015 Equity Incentive Plan (the “Equity Plan”) to purchase 132,000 Common Shares representing 0.6% of the fully diluted shares outstanding of the Company (the “Option”) at the fair market value as determined by the Board as of the date of grant. The Option will be governed in full by the terms and conditions of the Equity Plan and your individual Option Agreement and Option Grant Notice. Subject to the limitations set forth below, the Option will vest over four years, with twenty-five percent (25%) of the Option vesting on the date one year after the Vesting Commencement Date (as defined in your Option Agreement and Option Grant Notice), and then monthly thereafter for the remaining 36 months, subject to your continued service with the Company (as defined in the Equity Plan).

Your Option shall provide for accelerated vesting of one hundred percent (100%) of the shares that remain unvested as follows: (a) effective as of the date twenty-four (24) months immediately following the consummation of any Corporate Transaction (as defined below) if you are then providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant or (b) effective as of the termination date, if within twenty-four (24) months following the consummation of any Corporate Transaction, your employment with the acquiring company (or its subsidiaries or parent) is terminated pursuant to a Constructive Termination (as defined below) or without Cause (as defined below) and other than for death or Disability (as defined below), then in either the case of (a) or (b), one hundred percent (100%) of the shares subject to the Option that remain unvested shall vest, subject to your fulfillment of the Release Obligation, as defined below.

Definitions. For purposes of this offer letter:

“Constructive Termination” shall mean your termination of employment upon the occurrence without your consent of any of the following events, carried out either by the Company or by the Company’s successor after a Corporate Transaction: (i) a material reduction in your total target compensation (Base Salary and Bonus opportunity) or benefits; (ii) a material reduction in your title, duties, or responsibilities without Cause (as defined below); (iii) the relocation of your primary work location that increases your one-way commute by more than fifty (50) miles; (iv) failure of the successor company to assume obligations contained in the Option or any other equity compensation agreement in place between you and the Company at the time of the Corporate Transaction; or (v) the Company’s material breach of any terms of the Option or this letter; in each case that is not cured within thirty (30) days of written notice to the Company, and you actually terminate your employment within ninety (90) days after the end of such thirty (30)-day cure period. It is understood, however, that a change in your title, duties, or responsibilities solely as a result of the Company’s becoming a subsidiary or division of the surviving entity upon a Corporate Transaction shall not constitute Constructive Termination.

“Cause” shall mean: (i) your conviction of, including pleading guilty or nolo contendere to, any felony or any crime involving dishonesty; (ii) your participation in any fraud or act of dishonesty against the Company; (iii) a material violation by you of any of the Company’s written policies or other serious misconduct, in each case that results in or is reasonably likely to result in material harm to Company; (iv) your willful and continued failure substantially to perform any of your job duties (other than as a result of total or partial Disability) that is not cured within thirty (30) days following written notice of Cause from the Company; (v) conduct by you which, in the good faith and reasonable determination of the Company’s Board of Directors, demonstrates gross unfitness to serve; or (vi) your material breach of any agreement with the Company (or its subsidiaries or successors).

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“Corporate Transaction” shall mean any (i) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the members/shareholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting equity of the continuing or surviving entity after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting equity securities is transferred, except for bona fide sales of the Company’s equity securities to investors for primarily fundraising purposes, or (iii) a sale of substantially all of the assets of the Company.

“Release Obligation” means that (a) you have signed a general release and waiver of all claims in favor of the Company, its affiliates and any acquiring company (or its subsidiaries or parent), as part of a termination agreement acceptable to the Company that contains standard provisions including a nondisparagement provision and restrictive covenants to the maximum enforceable extent, and (b) you have allowed the release and waiver to become fully effective without revocation during any applicable revocation period.

“Disability”: shall mean your incapacity to perform the essential functions of your job for a period of ninety (90) consecutive calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period, provided that the Board shall terminate for Disability only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act.

At-Will Employment. Your employment at the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever, whether or not a Constructive Termination, simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without Cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by the Chief Executive Officer of the Company.

Accrued Wage Payments upon Termination. Upon termination of your employment for any reason, you shall be paid all accrued but unpaid Base Salary, and all accrued but unused Paid Time Off (collectively, the “Accrued Payments”).

Termination without Cause or as a Constructive Termination. Upon termination of your employment by the Company without Cause or by you upon Constructive Termination, you will receive the Accrued Payments. In addition, subject to your fulfillment of the Release Obligation, you will be eligible for the following severance benefits:

1.	Severance in a lump sum equal to three (3) months of Base Salary, subject to payroll withholding and deduction (“Severance”). Severance shall be payable on the sixtieth (60th) day following your employment termination.

2.	Severance amount in lieu of the Bonus (“Severance Bonus Amount”) equal to the maximum Bonus prorated for the portion of the Bonus year elapsed as of the termination date. The Severance Bonus Amount shall be paid in a lump sum, subject to payroll withholding and deduction, on the sixtieth (60th) day following your employment termination.

3.	Paid Health Care Coverage.

a.

If at the time of your employment termination you participate in health care coverage through the Company’s plan, then provided that you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the

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period (the “COBRA Premium Period”) starting on the termination date and ending on the earliest to occur of the date: (i) three (3) months after the termination date; (ii) you become eligible for group health insurance coverage through a new employer; or (iii) you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.

b.	If the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the sixtieth (60th) day following your termination date, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date, had the Special Cash Payments commenced on the first day of the first calendar month following the termination date through such sixtieth (60th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

Termination Due to Death or Disability, for Cause and Absent Constructive Termination. Upon termination of your employment due to your death or Disability, for Cause or by you absent Constructive Termination, you (or your estate) will receive the Accrued Payments only. Your Option shall terminate, as to all unvested shares, as of your termination date.

Compliance with Confidential Information Agreement. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information and solicitation of its employees. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Outside Activities. Except with the prior written consent of the Chief Executive Officer, you will not during your employment engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties. You may purchase or otherwise acquire up to one percent (1%) of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange, provided that you refrain from participating in the business activities of such enterprise.

Eligibility for Employment. Your employment is contingent upon satisfactory proof of your right to work in the United States. The United States government requires all U.S. employers to verify that employees are eligible to work in the United States. This law applies to citizens and non-citizens. Enclosed is a list of documents that are acceptable for completing the employment verification (Form 1-9) process. Please bring your documentation with you on your first day. The law requires that such documentation be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company must be terminated. In addition, since the Company is a Federal contractor, please note that we participate in e-Verify (an online work authorization verification system).

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Section 409A. It is the intention of the parties that this letter comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this letter will be interpreted in a manner intended to comply with Section 409A. All payments under this letter are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Notwithstanding anything in this letter to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date, together with simple interest on the amount of each delayed payment at the U.S. short term applicable federal rate as of the date of the separation from service. For purposes of this letter, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

General. This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by the Chief Executive Officer of the Company.

Please sign and date this letter, and the Employee Confidential Information and Inventions Assignment Agreement, by November 20, and return it to Victor Perlroth if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on or before December 7, 2015.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely

/s/ Victor Perlroth, M.D.
Victor Perlroth, M.D.
Chief Executive Officer
Kodiak Sciences Inc.

Accepted:

/s/ Hong Liang, Ph.D.
Hong Liang, Ph.D.

11/13/2015
Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement

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